Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

of Hartman vREIT XXI, Inc.

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Form S-11 Registration Statement (No. 333-207711) (Registration Statement) of our report dated March 31, 2017 relating to the consolidated financial statements of Hartman vREIT XXI, Inc. and Subsidiaries (the Company) as of December 31, 2016 and 2015 and for the year ended December 31, 2016 and for the period from September 3, 2015 (inception) through December 31, 2015, included in the Company’s Annual Report (Form 10-K) filed with the Securities and Exchange Commission, which is incorporated by reference in this Post-Effective Amendment No. 2.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Houston, Texas

April 26, 2017